EXHIBIT 3.1
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
T-3 ENERGY SERVICES, INC.
     T-3 Energy Services, Inc. ( the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
     FIRST: That at a meeting of the Board of Directors of the Corporation on March 16, 2007, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:
          NOW, THEREFORE, BE IT RESOLVED, that the introductory paragraph of Article V of the Certificate of Incorporation of the Corporation be amended and restated in its entirety as follows:
     “The Corporation shall have the authority to issue an aggregate of 75,000,000 shares, consisting of 25,000,000 shares of Preferred Stock, par value $.001 per share (“Preferred Stock”) and 50,000,000 shares of Common Stock, par value $.001 per share (“Common Stock”).”
     SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the DCGL, at which meeting the holders of a majority of the shares of issued and outstanding common stock, par value $.001 per share, of the Corporation voted in favor of the foregoing amendment.
     THIRD: That the foregoing amendment to the Certificate of Incorporation was duly adopted by the shareholders of the Corporation on May 24, 2007, pursuant to the applicable provisions of Section 242 of the DGCL.
     IN WITNESS WHEREOF, the undersigned, being the duly authorized Secretary of the Corporation, for the purpose of amending the Certificate of Incorporation of the Corporation pursuant to Section 242 of the DGCL, does make and file this Certificate of Amendment this 1st day of June, 2007.

T-3 ENERGY SERVICES, INC.
By:	/s/ Michael T. Mino
Michael T. Mino, Secretary